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                                                                   EXHIBIT 99.1


                         CYMER ANNOUNCES SHAREHOLDER LAWSUIT


SAN DIEGO, Calif., September 4, 1998--Cymer, Inc. (Nasdaq NM: CYMI), announced today that a shareholder has filed a lawsuit against the Company and certain of its officers and directors in the United States District Court for the Southern District of California. The lawsuit alleges violations of the federal securities laws, and purports to seek damages on behalf of a class of shareholders who purchased Cymer, Inc. common stock during the period from April 24, 1997 to September 26, 1997. The Company believes that the lawsuit is without merit and intends to defend against it vigorously.

Cymer, Inc. is the world's leading supplier of excimer laser illumination sources, the essential light source for deep ultraviolet (DUV) photolithography systems. DUV lithography is a key enabling technology which has allowed the semiconductor industry to meet the exact specifications and manufacturing requirements for volume production of today's advanced semiconductor chips. Further information on Cymer may be obtained from the Company's SEC filings, the Internet at http://www.cymer.com or by contacting the Company directly.